The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2017

Pricing Supplement No. 2017-USNCH0625 to Product Supplement No. EA-02-06 dated April 7, 2017, Underlying Supplement

No. 6 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated July----, 2017

Citigroup Global Markets Holdings Inc. $ ---- Capped GEARS

Linked to Shares of the Energy Select Sector SPDR® Fund Due On or About September 28, 2018

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of shares of the Energy Select Sector SPDR® Fund (the “underlying”) from the initial underlying price to the final underlying price. If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing of 3.00, but no more than the maximum gain of between 20.00% and 22.00% (to be determined on the trade date). However, if the underlying return is negative, you will be fully exposed to the negative underlying return and the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying. In this case, you will have full downside exposure to the underlying from the initial underlying price to the final underlying price, and could lose all of your initial investment. Investing in the securities involves significant risks. You will not receive coupon payments during the 14-month term of the securities. You may lose a substantial portion or all of your initial investment. You will not receive dividends or other distributions paid on the underlying or the stocks held by the ETF. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates[1]

❑ Enhanced Growth Potential Subject to Maximum Gain — If the underlying return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the underlying return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the underlying.

❑ Full Downside Exposure — If the underlying return is negative, your investment will be fully exposed to the negative underlying return and the issuer will pay less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the price of the underlying. You might lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Trade date Settlement date Final valuation date[2] Maturity date	July 26, 2017 July 31, 2017 September 25, 2018 September 28, 2018
[1] Expected [2] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped GEARS Linked to Shares of the Energy Select Sector SPDR® Fund. Any return at maturity will be determined by the performance of the underlying. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below. The initial underlying price and the maximum gain will be set on the trade date.

Underlying	Initial Underlying Price	Upside Gearing	Maximum Gain	CUSIP/ ISIN
Shares of the Energy Select Sector SPDR® Fund (Ticker: XLE) (the “ETF”)		$3.00	20.00% to 22.00%	17325K800 / US17325K8009

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the trade date will be at least $9.350 per security, which will be less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The underwriting discount is $0.20 per security. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.80 per security. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities for $9.80 per security. UBS will receive an underwriting discount of $0.20 per security for each security it sells. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-02-06 dated April 7, 2017:

http://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦	Underlying Supplement No. 6 dated April 7, 2017:

http://www.sec.gov/Archives/edgar/data/200245/000095010317003405/dp74985_424b2-us6.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

http://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of the securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the securities. References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped GEARS Linked to Shares of the Energy Select Sector SPDR® Fund that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-4 of this pricing supplement, “The Energy Select Sector SPDR® Fund” beginning on page PS-10 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Fund Descriptions— The Select Sector SPDR® Funds” beginning on page 141 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that has the full downside market risk of an investment in the underlying.

♦  You believe that the price of the underlying will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain (the actual maximum gain will be set on the trade date).

♦  You understand and accept that your potential return is limited by the maximum gain and you would be willing to invest in the securities if the maximum gain was set equal to the bottom of the range indicated on the cover page hereof (the actual maximum gain will be set on the trade date).

♦  You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying for the term of the securities.

♦  You understand and accept the risks associated with the underlying.

♦  You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦  You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦  You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that has the full downside market risk of an investment in the underlying.

♦  You believe that the price of the underlying will decline during the term of the securities and the final underlying price is likely to close below the initial underlying price on the final valuation date, or you believe the underlying will appreciate over the term of the securities by more than the maximum gain (the actual maximum gain will be set on the trade date).

♦  You seek an investment that participates in the full appreciation in the price of the underlying or that has unlimited return potential, or you would be unwilling to invest in the securities if the maximum gain was set equal to the bottom of the range indicated on the cover page hereof (the actual maximum gain will be set on the trade date).

♦  You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the securities.

♦  You do not understand or accept the risks associated with the underlying.

♦  You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Indicative Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 14 months
Trade date[1]	July 26, 2017
Settlement date[1]	July 31, 2017
Final valuation date[1,2]	September 25, 2018
Maturity date[1]	September 28, 2018
Underlying	Shares of the Energy Select Sector SPDR® Fund (Ticker: XLE) (the “ETF”)
Maximum gain	20.00% to 22.00%. The actual maximum gain will be determined on the trade date.
Upside gearing	3.00
Payment at maturity (per $10.00 stated principal amount of securities)

If the underlying return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by 3.00, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i)underlying return × upside gearing and (ii) maximum gain)

If the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	$-----, the closing price of the underlying on the trade date

Final underlying price	The closing price of the underlying on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The closing price of the underlying (initial underlying price) is observed and the maximum gain is set.

Maturity date:

The final underlying price is determined on the final valuation date and the underlying return is calculated.

If the underlying return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the underlying return multiplied by 3.00, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i)underlying return × upside gearing and (ii) maximum gain)

If the underlying return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying, calculated as follows:

$10.00 × (1 + underlying return)

In this scenario, you will be exposed to the full negative underlying return, and you will lose a substantial portion or all of the stated principal amount in an amount proportionate to the percentage decline in the underlying.

[1]	In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the securities remains the same.

[2]	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. Citigroup Inc. will release quarterly earnings on July 14, 2017, which is during the marketing period and prior to the trade date of these securities.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the underlying and will depend on whether the final underlying price is greater than or less than the initial underlying price. If the final underlying price is less than the initial underlying price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final underlying price is less than the initial underlying price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the underlying. In addition, the maximum gain reduces the effect of the upside gearing for all final underlying prices exceeding the final underlying price at which, by multiplying the corresponding underlying return by the upside gearing, the maximum gain is reached.

♦	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying — As of July 5, 2017, the trailing 12-month dividend yield of the underlying was approximately 2.59% per year. While it is impossible to know the future dividend yield of the underlying, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.02% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying or in another investment linked to the underlying that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

♦	Your payment at maturity depends on the closing price of the underlying on a single day — Because your payment at maturity depends on the closing price of the underlying solely on the final valuation date, you are subject to the risk that the closing price of the underlying on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying or in another instrument linked to the underlying that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying, you might have achieved better returns.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing, only applies if you hold the securities to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment— The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Investing in the securities exposes investors to concentrated risks associated with the energy sector. The stocks included in the index underlying the ETF and that are generally tracked by the ETF are stocks of companies whose primary business is directly associated with the energy sector, including the following two sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the securities are linked to the performance of the underlying, an investment in the securities exposes investors to concentrated risks associated with investments in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating conditions of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates; weather conditions; the cost of exploring for, producing and delivering oil and gas; technological advances affecting energy efficiency and energy consumption; the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil; currency fluctuations; inflation; natural disasters; civil unrest, acts of sabotage or terrorism; and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

♦	Our offering of the securities is not a recommendation of the underlying — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or the stocks held by the ETF or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the price of the underlying in a way that has a negative impact on your interests as a holder of the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the closing price of the underlying and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We expect to hedge our exposure under the securities through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks held by the ETF and other financial instruments related to the underlying or such stocks and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the closing price of the underlying and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETF or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	Even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The securities may become linked to an asset other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the ETF enters into a merger agreement that provides for holders of the underlying to receive shares of another entity, the shares of such other entity will become the underlying for all purposes of the securities upon consummation of the merger. Additionally, if the underlying is delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

♦	An adjustment is not required to be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — For example, an adjustment will not be made for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying would not.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any price required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the initial underlying price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of the underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	The price and performance of the underlying may not completely track the performance of the index underlying the ETF or the net asset value per share of the ETF— The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect transaction costs and fees of the ETF that are not included in the calculation of the index underlying the ETF. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the index underlying the ETF. All of these factors may lead to a lack of correlation between the performance of the underlying and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying and the ETF’s underlying index. Finally, because the underlying is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying. As a result, under these circumstances, the market value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

♦	Changes made by the investment adviser to the ETF or by the sponsor of the index underlying the ETF may adversely affect the underlying— We are not affiliated with the investment adviser to the ETF or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the ETF or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial underlying price to the final underlying price. The diagram below is based on a hypothetical maximum gain of 20.00%.

Investors in the securities will not receive any dividends paid on the underlying. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying” above.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the underlying from -100.00% to +100.00% and assume an initial underlying price of $65.00 and a maximum gain of 20.00%. The actual initial underlying price and the maximum gain will be determined on the trade date. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final underlying price on the final valuation date. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Underlying Price	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity(1)
$130.00	100.00%	$12.00	20.00%
$123.50	90.00%	$12.00	20.00%
$117.00	80.00%	$12.00	20.00%
$110.50	70.00%	$12.00	20.00%
$104.00	60.00%	$12.00	20.00%
$97.50	50.00%	$12.00	20.00%
$91.00	40.00%	$12.00	20.00%
$84.50	30.00%	$12.00	20.00%
$78.00	20.00%	$12.00	20.00%
$71.50	10.00%	$12.00	20.00%
$69.34	6.67%	$12.00	20.00%
$66.95	3.00%	$10.90	9.00%
$65.00	0.00%	$10.00	0.00%

$58.50	-10.00%	$9.00	-10.00%
$52.00	-20.00%	$8.00	-20.00%
$45.50	-30.00%	$7.00	-30.00%
$39.00	-40.00%	$6.00	-40.00%
$32.50	-50.00%	$5.00	-50.00%
$26.00	-60.00%	$4.00	-60.00%
$19.50	-70.00%	$3.00	-70.00%
$13.00	-80.00%	$2.00	-80.00%
$6.50	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final underlying price of $66.95 is greater than the initial underlying price of $65.00, resulting in an underlying return of 3.00%. Because the underlying return of 3.00% multiplied by the upside gearing of 3.00 is less than the maximum gain of 20.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 9.00%, resulting in a payment at maturity of $10.90 per $10.00 stated principal amount of securities (a total return at maturity of 9.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 3.00% × 3.00 and (ii) 20.00%)

$10.00 × (1 + (3.00% × 3.00)) = $10.90

Example 2 — The final underlying price of $110.50 is greater than the initial underlying price of $65.00, resulting in an underlying return of 70.00%. Because the underlying return of 70.00% multiplied by the upside gearing of 3.00 is greater than the maximum gain of 20.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 20.00%, resulting in a payment at maturity of $12.00 per $10.00 stated principal amount of securities (a total return at maturity of 20.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) underlying return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 70.00% × 3.00 and (ii) 20.00%)

$10.00 × (1 + 20.00%) = $12.00

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying.

Example 3 — The final underlying price of $19.50 is less than the initial underlying price of $65.00, (resulting in an underlying return of -70.00%). Because the underlying return is negative, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $3.00 per $10.00 stated principal amount of securities (a total return at maturity of -70.00%*), calculated as follows:

$10.00 × (1 + underlying return)

$10.00 × (1+ -70.00%) = $3.00

If the final underlying price is less than the initial underlying price, you will be fully exposed to the negative underlying return, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the price of the underlying. Under these circumstances, you will lose a significant portion or all of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund (the “ETF”) is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the S&P Energy Select Sector Index. The S&P Energy Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy. The S&P Energy Select Sector Index includes companies in the following two industries: (i) oil, gas and consumable fuels and (ii) energy equipment and services.

The ETF is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the ETF. Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Energy Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLE.”

Please refer to the sections “Risk Factors” and “Fund Descriptions— The Select Sector SPDR® Funds” in the accompanying underlying supplement for important disclosures regarding the Energy Select Sector SPDR® Fund, including certain risks that are associated with an investment linked to shares of the Energy Select Sector SPDR® Fund.

This pricing supplement relates only to the securities offered hereby and does not relate to the shares of the ETF. We have derived all disclosures contained in this pricing supplement regarding the ETF from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF or the S&P Energy Select Sector Index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guranteed by Citigroup Inc.) only. The ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid, on the underlying from January 2, 2008 through July 5, 2017. The closing price of the underlying on July 5, 2017 was $64.83. The actual initial underlying price will be the closing price of the underlying on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the underlying has experienced significant fluctuations. The historical performance of the underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the underlying during the term of the securities. We cannot give you assurance that the performance of the underlying will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the underlying will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
1/2/2008	3/31/2008	$80.40	$67.27	$0.199
4/1/2008	6/30/2008	$90.25	$75.10	$0.203
7/1/2008	9/30/2008	$88.97	$61.65	$0.228
10/1/2008	12/31/2008	$62.36	$40.00	$0.454
1/2/2009	3/31/2009	$51.95	$38.12	$0.000
4/1/2009	6/30/2009	$53.95	$43.36	$0.230
7/1/2009	9/30/2009	$55.89	$44.52	$0.500
10/1/2009	12/31/2009	$59.76	$51.97	$0.304
1/4/2010	3/31/2010	$60.30	$53.74	$0.203
4/1/2010	6/30/2010	$62.07	$49.68	$0.252
7/1/2010	9/30/2010	$56.31	$49.38	$0.249
10/1/2010	12/31/2010	$68.25	$56.11	$0.293
1/3/2011	3/31/2011	$80.01	$67.78	$0.255
4/1/2011	6/30/2011	$80.44	$70.99	$0.265
7/1/2011	9/30/2011	$79.79	$58.59	$0.264
10/3/2011	12/30/2011	$73.04	$56.55	$0.277
1/3/2012	3/30/2012	$76.29	$69.46	$0.285
4/2/2012	6/29/2012	$72.42	$62.00	$0.311
7/2/2012	9/28/2012	$76.57	$64.96	$0.000
10/1/2012	12/31/2012	$74.94	$68.59	$0.334
1/2/2013	3/28/2013	$79.99	$72.86	$0.728
4/1/2013	6/28/2013	$83.28	$74.09	$0.000
7/1/2013	9/30/2013	$85.30	$78.83	$0.767
10/1/2013	12/31/2013	$88.51	$81.87	$0.403

1/2/2014	3/31/2014	$89.06	$81.89	$0.427
4/1/2014	6/30/2014	$101.29	$88.45	$0.464
7/1/2014	9/30/2014	$100.58	$90.62	$0.483
10/1/2014	12/31/2014	$88.77	$73.36	$0.485
1/2/2014	3/31/2014	$89.06	$81.89	$0.427
4/1/2014	6/30/2014	$101.29	$88.45	$0.464
7/1/2014	9/30/2014	$100.58	$90.62	$0.483
10/1/2014	12/31/2014	$88.77	$73.36	$0.485
1/2/2015	3/31/2015	$82.29	$72.86	$0.515
4/1/2015	6/30/2015	$82.94	$74.64	$0.509
7/1/2015	9/30/2015	$74.54	$59.22	$0.478
10/1/2015	12/31/2015	$71.40	$58.78	$0.542
1/4/2016	3/31/2016	$63.75	$51.80	$0.452
4/1/2016	6/30/2016	$69.50	$60.18	$0.436
7/1/2016	9/30/2016	$71.80	$65.27	$0.411
10/3/2016	12/30/2016	$77.83	$67.77	$0.402
1/3/2017	3/31/2017	$76.17	$68.24	$0.419
4/3/2017	6/30/2017	$70.90	$63.95	$0.449
7/3/2017	7/5/2017*	$66.17	$64.83	$0.000

* As of the date of this pricing supplement, available information for the third calendar quarter of 2017 includes data for the period from July 3, 2017 through July 5, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the performance of the underlying from January 2, 2008 to July 5, 2017. The closing price of the underlying on July 5, 2017 was $64.83. We obtained the closing prices of the underlying from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the underlying should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the underlying. We cannot give you assurance that the performance of the underlying will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased an amount of the underlying with a value equal to the amount you paid to acquire your securities and subsequently sold that amount for its fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the upside participation rate, in the value of the underlying over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using an amount of the underlying that reflects the upside participation rate used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.20 for each security sold in this offering. UBS, as agent for sales of the securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the securities sold in this offering for $9.80 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.20 per security for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the trade date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately 6.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

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